Exhibit 10(a)
SUMMARY OF DIRECTOR AND NAMED EXECUTIVE OFFICER COMPENSATION
This summary discloses changes in compensation since our most recent Proxy Statement or other filings with the Securities and Exchange Commission.

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On October 23, 2018, the Board appointed Kristine L. Juster as the Chief Executive Officer of the Company effective November 1, 2018, to succeed Mr. Schneider who retired as Chief Executive Officer on October 31, 2018. Refer to the Company’s Form 8-K filed on October 25, 2018 for a description of Ms. Juster’s compensation arrangement.

•	On October 31, 2018, the Board of Directors (the “Board”) modified the compensation of non-employee directors.
Named Executive Officer Compensation
Base Pay
The following is the current annualized base salary:

Kristine L. Juster, Chief Executive Officer	$800,000
Cash Incentive Compensation
Ms. Juster is a participant in the Company’s 2016 Annual Cash Incentive Plan (the “Plan”), with a target annual incentive of 80% of her base salary. For fiscal year 2019, cash incentive awards will be earned under the Plan based on the Company’s adjusted pre-tax income during fiscal year 2019. For fiscal years 2019 and 2020, Ms. Juster is guaranteed a minimum payout under the Plan of 50% of her base salary. The maximum payout that Ms. Juster may earn under the Plan is 120% of her base salary. Because the first payment under the Plan will not be received by Ms. Juster until August 2019, Ms. Juster will also receive the following payments intended to serve as a transition into the Plan, provided that she is employed by the Company on the applicable payment dates: $106,000 paid in December 2018, $320,000 payable in June 2019, and $107,000 payable in both August 2019 and December 2019.
Stock Compensation
The following table summarizes the target number of annual performance shares (“APS”) awarded on November 1,2018 for fiscal year 2019, which vest on June 30, 2019:

APS Award (target number of shares)
Kristine L. Juster, Chief Executive Officer	23,491
The number of APS to be issued will depend upon the Company’s return on capital during fiscal year 2019, with a percentage payout up to a maximum of 200% of the target number set forth above.
Restricted Share Units
The following table summarizes the number of restricted stock units (“RSU”) awarded in October 2018:

RSU Award (number of shares)
Kristine L. Juster, Chief Executive Officer	131,601
The RSU award granted on November 1, 2018 is time vested and contains three tranches, with the first tranche vesting as of June 30, 2019, the second tranche vesting as of June 30, 2020, and the third tranche vesting as of June 30, 2021. Also included in the RSU award to Ms. Juster is a one-time sign-on RSU award at 91,130 shares, which will vest in full on June 30, 2021.

Relative Total Shareholder Return (“RTSR”) Performance Units
The following table summarizes the target number of relative total shareholder return (“RTSR”) shares awarded on November 1, 2018 which vest on June 30, 2020 and June 30, 2021:

RTSR Award (target number of shares)
Kristine L. Juster, Chief Executive Officer	60,754
Director Compensation
All non-employee Directors receive compensation of $150,000 per year . The Chair of the Board will receive an additional $75,000 in compensation per year for a total of $225,000, while the Chairperson of the Audit Committee and the Chairperson of the Compensation and Governance Committee each receive an additional $15,000 in compensation per year for a total of $165,000 due to the extra requirements of their roles. The fees are paid and stock awards are issued in quarterly installments.
Directors are required to receive at least 50% of their compensation in shares of Common Stock until they attain the minimum level of stock ownership required for a Director under the Company’s Stock Ownership Guidelines which is four times the total annual fees earned. Directors who have attained the minimum level of stock ownership, must receive at least $50,000 of their compensation in stock. Directors are also reimbursed for travel expenses incurred in connection with the Board and committee meeting attendance.
A non-employee Director is a Director who is not an employee of the Company or one of its subsidiaries. Ms. Juster, an independent member of the Board from April 2016 until her appointment as CEO of the Company, remains on the Board as a non-independent director but no longer receives compensation for her service on the Board. Ms. Juster no longer serves as a member of the Audit Committee.